CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated January 27, 2014, relating to the financial statements and financial highlights of Christopher Weil & Company Core Investment Fund and Christopher Weil & Company Global Dividend Fund, each series of PFS Funds, for the year ended November 30, 2013, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Cleveland, Ohio March 26, 2014